Exhibit 10.2

CONSULTING AND SEVERANCE AGREEMENT

This CONSULTING AND SEVERANCE AGREEMENT (this “Agreement”) is made and entered into by and between BEYOND AIR, INC., a Delaware corporation (the “Company”) and Douglas Beck (the “Beck” and together with the Company, the “Parties”) on August 18, 2021.

WHEREAS, until August 31, 2021, Beck served as Chief Financial Officer (“CFO”) under the terms set forth in an Offer Letter dated October 17, 2018 (the “Offer Letter”); and

WHEREAS, Beck and the Company wish to document their agreement concerning the end of Beck’s employment with the Company as CFO and to provide for Beck’s ongoing assistance to the Company as a Consultant during the Consulting Period (as defined below).

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this document and the payment of the severance pay hereunder, which shall be paid by the Company to Beck in accordance with this Agreement, it is hereby agreed by and between the parties as follows:

1.	Termination, Consulting Period; Consulting Fees.

(a)	Effective on August 31, 2021, Beck’s employment with the Company has terminated (“Separation Date”).

(b)	Provided that this Agreement becomes effective in accordance with Section 3 hereof and that Beck does not breach any of his obligations to the Company as set forth in this Agreement or the Non-disclosure Agreement, for the six-month period commencing on the Separation Date (the “Consulting Period”) Beck shall provide services to the Company on a non-exclusive basis pursuant to the terms of this Agreement. Beck shall not be required to commit in excess of 45% of his average working time while a Consultant of the Company to providing services as a non-employee Consultant. Such services shall consist of assisting the Company (i) with ongoing projects, (ii) the transition of Beck’s former duties as CFO, and (iii) with specific projects as directed by the Company’s Executive Officer, Chief Financial Officer or General Counsel. Beck shall also provide assistance with respect to any investigative, administrative or regulatory proceeding as requested from time to time. Such services are collectively referred to as the “Services.” Such Consulting Period will automatically be terminated in the event Beck commences full-time employment during the Consulting Period.

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(c)	During the Consulting Period, and unless the Parties agree otherwise in writing, the Company shall pay Beck a consulting fee of $10,416.67 per month (such fees, the “Consulting Fees”), payable monthly in arrears. The Company shall reimburse Beck for preapproved reasonable business expenses incurred by Beck during the Consulting Period in connection with providing the consulting services hereunder. Beck shall bill the Company monthly for all such expenses (including providing reasonably required documentation of such expenses), which invoices the Company shall pay in accordance with the Company’s expense reimbursement policy in effect at that time. The Company shall not withhold or deduct from the Consulting Fee any amount or amounts in respect of income taxes or other employment taxes of any other nature on behalf of Beck. Beck shall be solely responsible for the payment of any Federal, state, local or other income and/or self-employment taxes in respect of the compensation described in this Section 1(c) and shall hold the Company and its affiliates and their officers, directors and employees harmless from any liability arising from Beck’s failure to comply with the foregoing provisions of this sentence.

(d)	Beck may terminate the Consulting Period at any time after sixty (60) days on 14 days’ prior written notice to the Company. Except as set forth in Section 5, upon termination of the Consulting Period by Beck, no other payment shall be due to Beck.

(e)	For the duration of the Consulting Period, Beck (i) understands that he is an independent contractor and shall have sole control of the manner and means of performing the Services and shall complete such Services in accordance with his own means and methods of work, and according to his own schedule, provided that Beck meets the Company’s needs and deadlines with respect to the Services; (ii) shall be solely responsible for any federal, state or local income taxes or self-employment taxes arising with respect to the amounts payable under Section 1(c); (iii) has no federal, state or local law workers’ compensation rights with respect to the Services; (iv) shall not be entitled to disability insurance, Social Security or unemployment compensation coverage or any other statutory benefit generally granted to employees of the Company, or be entitled to participate in any employee benefit plans or other benefits or conditions of employment available to the employees of the Company or its affiliates, except as may be elected by Beck pursuant to COBRA or as set forth in Section 5.c below; (v) shall comply at his expense with all applicable provisions of workers’ compensation laws, unemployment compensation laws, federal Social Security law, the Fair Labor Standards Act, OSHA regulations, federal, state and local income tax laws, and all other applicable federal, state and local laws, regulations and codes relating to terms and conditions of employment required to be fulfilled by employers or independent contractors; and (vi) shall not have the authority or ability to legally bind or commit the Company or any of its affiliates. Nothing contained in this Section 1(e) is intended to give rise to, or gives rise to, a partnership, joint venture, agency, fiduciary, employment, or other relationship between the parties or imposes upon the parties any of the duties or responsibilities of partners, joint venturers or employer-employee, beyond the relationship of independent parties to a commercial contract. Beck also agrees to observe and comply with, and that he is subject to, the policies and rules of the Company. Beck agrees to observe and comply with all such policies that by their operation survive termination of his consultancy hereunder.

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(f)	EXCEPT FOR A BREACH OF THE NON-DISCLOSURE AGREEMENT (AS DEFINED BELOW) BY BECK, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE, OR INCIDENTAL DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOSS OF DATA, LOSS OF USE, OR LOST PROFIT DAMAGES, ARISING IN CONNECTION WITH BECK PROVIDING SERVICES TO THE COMPANY PURSUANT TO THE TERMS HEREOF DURING THE CONSULTING PERIOD, REGARDLESS OF WHETHER EITHER PARTY HAS BEEN INFORMED OF THE POSSIBILITY OF SUCH DAMAGES.

2.	Eligibility for Certain Payments and Benefits. Provided that this Agreement becomes effective in accordance with Section 3 hereof and that Beck does not breach any of his obligations to the Company as set forth in this Agreement or the Non-disclosure Agreement, the Parties agree that Beck will be entitled to the severance payments and benefits described in Section 5 hereof (the “Severance Benefits”), which shall be paid or provided in such amounts and in such manner as is described in Section 5 below. If the Agreement does not become effective (i) Beck will not be entitled to the Severance Benefits, and (ii) Beck may elect to continue receiving group medical, dental and vision insurance pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), starting in the month after the Separation Date, in which case Beck shall pay all premium costs on a monthly basis for as long as, and to the extent that, Beck remains eligible for COBRA continuation.

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Effectiveness of Agreement. This Agreement becomes effective, if Beck (A) within (21) days of receiving this Agreement, but not before the Separation Date, executes this Agreement and returns it to Company’s General Counsel or Head of Human Resources, (B) does not exercise his revocation right set forth below and (C) executes the Company’s standard form Non-disclosure and Invention Assignment Agreement (“Non-disclosure Agreement”). If Beck (i) does not timely execute the Agreement, (ii) timely revokes the Agreement, or (iii) does not timely execute the Non-disclosure Agreement and Invention Assignment Agreement, this Agreement shall be null and void, ab initio and Beck will not be entitled to the Severance Benefits.

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4.	Accrued Benefits. By signing this Agreement, Beck acknowledges and agrees that Beck has been fully paid all outstanding, accrued compensation due and owing to Beck up to and including the Separation Date, including all wages, salary, commissions, bonuses, incentive payments, vacation, paid time off, profit-sharing payments, expense reimbursements, leave or other benefits.

5.	Severance Benefits. Subject to the satisfaction of the conditions described in Section 3, the Company shall provide the following Severance Benefits to Beck:

(a) Salary Continuation. For a period of 6 (six) months, the Company shall pay Beck salary continuation, at the rate of Beck’s base salary in effect as of the Separation Date, in accordance with the Company’s customary payroll practices and subject to applicable federal and local taxes and withholdings.

(b) Benefits. Subject to the satisfaction of the conditions described in Section 3 and to the extent permitted by applicable law, the Company shall continue to contribute to Consultant’s health and dental benefits for six (6) months in the same proportion as the month preceding the Separation Date.

(c) Treatment of Equity Awards. In addition to all vested equity awards, Beck shall continue to receive all equity awards that vest through December 31, 2021. All other outstanding equity awards shall be forfeited on the Separation Date. Beck shall have twelve (12) months from the end of the Consulting Period to exercise all vested equity awards.

Beck hereby acknowledges that, in connection with his termination of employment as CFO of the Company or any event subsequent to such termination, Beck shall not be entitled to receive from the Company or an affiliate any severance pay or benefits except as described in Section 4 and this Section 5 and that the payments and benefits described in this Section 5 are greater than what Beck would have been entitled to but for this Agreement. All payments and benefits referenced hereunder other than the Consulting Fee shall be subject to required tax withholding.

6.	Section 409A. The Company and Beck each hereby affirm that it is their mutual view that the provision of payments and benefits described or referenced herein are exempt from or in compliance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended and the Treasury regulations relating thereto (“Section 409A”) and that each party’s tax reporting shall be completed in a manner consistent with such view. The Company and Beck each agree that upon the Separation Date, Beck will experience a “separation from service” for purposes of Section 409A.

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7.	Release. In consideration of the payment of the Severance Benefits and the opportunity to earn Consulting Fees, which Beck acknowledges Beck would not otherwise be entitled to receive, Beck hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company, its officers, directors, stockholders, corporate affiliates, subsidiaries, parent companies, agents, assigns, insurers, employees and representatives (each in their individual and corporate capacities, and collectively referred to hereinafter as the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, penalties, interest and expenses (including attorneys’ fees and costs), of every kind and nature that Beck ever had or now has against any or all of the Released Parties, whether existing or contingent, known or unknown, including but not limited to: (i) any and all claims arising out of or relating to the Offer Letter, Beck’s employment with and/or separation from any of the Released Parties (including, without limitation, any tax liabilities applicable to compensation or benefits with respect to such employment and/or separation) or arising out of Beck’s relation in any capacity to any of the Released Parties; (ii) any and all claims under any Federal, state, or local constitution, law, or regulation, including (without limitation) any claims for whistleblowing or retaliation; (iii) any and all claims for discrimination, harassment, or retaliation on any prohibited basis (including claims of age discrimination under the Age Discrimination in Employment Act, 29 U.S.C. §621 et seq. (“ADEA”) or any other law prohibiting age discrimination); (iv) any and all claims for compensation of any kind whether under any agreement between the parties or under New York Labor Law or any other law; (v) any and all contract, tort or common law, statutory or equitable claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, whistleblowing, and breach of contract; breach of the covenant of good faith and fair dealing; unfair competition; and (vi) any and all claims to any non-vested ownership interest in the Company, contractual or otherwise. This release is intended to be all encompassing and to act as a full and total release of all claims, whether specifically enumerated above or not, that Beck may have or have had against any or all of the Released Parties up to the date Beck signs this Agreement but nothing therein prevents Beck from filing a charge with, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission or a state fair employment practices agency (except that Executive acknowledges that Beck may not be able to recover any monetary benefits in connection with any such claim, charge or proceeding) and provided further, however, that nothing herein is intended to be construed as releasing the Company from any obligation of this Agreement.

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Beck understands and agrees that by entering into this Agreement, Beck is waiving any and all rights or claims Beck might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that Beck has received consideration beyond that to which Beck was previously entitled.

8.	Return of Company Property and Information. Within five calendar (5) days following the end of the Consulting Period, or earlier at the direction of the Company, Beck shall return to the Company all materials containing Company Information (as defined below), and any copies, duplicates, reproductions or excerpts thereof, including, but not limited to, documents and memoranda, and all other property belonging to Company which in each case is in Consultant’s possession or control. The term Company Information as used in this Agreement means (a) confidential information including, without limitation, information received from third parties under confidential conditions; and (b) other technical, business or financial information, which Company regards as confidential and the use or disclosure of which might reasonably be considered to be contrary to the interests of Company.

9.	Cooperation. Beck agrees that to the extent the Company deems Beck’s cooperation necessary, Beck will cooperate with the Company and its respective counsel in connection with any internal, governmental, or regulatory investigations, and in any litigation, arbitration, or regulatory proceedings brought by or against the Company concerning matters within Beck’s knowledge. Beck will be entitled to reimbursement of reasonable out-of-pocket expenses (not including counsel fees) incurred in connection with fulfilling Beck’s obligations under this provision, subject to the Company’s then-prevailing policies for employee expense reimbursement.

10.	Non-Disparagement. Beck agrees that he will not comment in a detrimental fashion, or make any disparaging remarks on any past or current circumstances in regard to his employment (including the termination of his employment) with the Company or about the Company, its affiliates, and its and their respective employees, officers, directors, shareholders, business affairs or financial condition. This provision, however, will not prevent Beck from making truthful statements in any internal, governmental, or regulatory investigations, and in any litigation, arbitration, or regulatory proceedings brought by or against the Company or in any other court proceeding when requested to do so.

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11.	Compliance with this Agreement’s Terms. The Severance Benefits and other benefits the Company has offered to Beck, as described in this Agreement, are in excess of the amounts and benefits that Beck would be otherwise be entitled to receive. The Company’s willingness to enter into this Agreement and make such payments and provide such benefits are in consideration of Beck’s agreement to abide by the terms of this Agreement and the Non-disclosure Agreement, particularly the agreements provided herein regarding confidential information, return of company property, non-disparagement and cooperation. If Beck breaches any of the provisions of this Agreement, the Company shall have the right to cease making the payments and providing the benefits specified above. In addition, Beck acknowledges that a breach by Beck of the foregoing provisions relating to confidentiality, return of Avid property, non-disparagement, and cooperation would constitute irreparable harm to the Company for which a remedy at law would be inadequate, and accordingly, Beck consents to the Company obtaining injunctive relief in the event of any such breach without being required to post a bond. Beck agrees that if bond is mandated by applicable law, Beck will not dispute the Company’s request to post only the minimum bond required by such law. Beck agrees to indemnify and hold the Company harmless from and against any and all loss, cost, damage, or expense, including but not limited to reasonable attorneys’ fees incurred by the Company arising out of any action at law or equity or other proceedings the Company finds necessary to enforce the terms covenants or conditions of this Agreement.

12.	Time and Disclosures. The Company advises Beck to consult with a lawyer before executing this Agreement and Beck acknowledge that he: (i) has been provided with a period of at least twenty-one (21) days to do so, (ii) has read this Agreement (including, but not limited to, the “Release” in Section 7), (iii) fully understands the terms of this Agreement, and (iv) has executed this Agreement knowingly and voluntarily and without coercion, whether express or implied. Beck represents and warrants that the Parties agreed that any changes to this Agreement from the date it was first presented to him, whether material or immaterial, would not restart the twenty-one (21) day review period.

13.	Severability. In the event any paragraph, section, sentence, provision, or clause of this Agreement, or portion thereof, shall be determined to be illegal, invalid, or unenforceable, the remainder of this Agreement, and the remainder of any such paragraph, section, sentence, provision, or clause shall not be affected and shall be given full effect without regard to the illegal, invalid or unenforceable portion, provided, however, if Section 3(a) or 7 above are held illegal, invalid or unenforceable, the Company shall be released from any obligations under Section 2 and/or Section 5 above.

14.	Revocation.

(a) Right to Revoke. Beck may revoke his release of ADEA claims within seven (7) days after the date on which you sign it (the “Revocation Period”). This Agreement will not be binding or enforceable until that seven- (7) day Revocation Period has expired. If Beck decides to exercise his revocation right, Beck must notify the Company of such revocation in a letter signed by you and received by the General Counsel or the Head of Human Resources no later than the seventh (7th) day after Beck signed this Agreement. A letter of revocation that is not post-marked by the seventh (7th) day after Beck has signed the Agreement will be invalid and will not revoke this Agreement. In the event of such revocation, the Company shall have the right, in its sole discretion, to treat this entire Agreement as null and void.

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(b) Effective Date of Agreement. If Beck has not revoked this Agreement in accordance with this Section 14, the eighth (8th) day after the date on which Beck signs the Agreement shall be the “Effective Date” of the Agreement.

15.	No Admission of Wrongdoing. Nothing herein is to be deemed to constitute an admission of wrongdoing by Beck, the Company or any of its affiliates.

16.

Applicable Law. This Agreement shall be interpreted and construed by the laws of the State of New York without regard to conflict of laws provisions. Beck hereby irrevocably submits to the jurisdiction of the courts of the State of New York or if appropriate, a federal court located in the State of New York, (which courts, for purposes of this Agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this Agreement or the subject matter hereof.

17.	Entire Agreement. This Agreement, together with any confidentiality, non-disclosure, inventions or similar agreement (including the Non-disclosure Agreement) executed by Beck with the Company, represent the entire agreement of the parties regarding the subject matter hereof, and supersedes any and all prior agreements or understandings between the parties, including the Offer Letter. Beck represents that, in executing this Agreement, Beck has not relied upon any representation or statement made by the Company or any affiliate of the Company, other than those set forth herein, with regard to the subject matter, basis or effect of this Agreement or otherwise.

BECK IS ADVISED TO READ THIS AGREEMENT AND THE RELEASE CONTAINED HEREIN CAREFULLY. THIS AGREEMENT IS A LEGAL DOCUMENT. IT INCLUDES AN AGREEMENT BY BECK TO GIVE UP ALL KNOWN AND UNKNOWN CLAIMS AGAINST THE COMPANY, ITS SUCCESSORS, SUBSIDIARIES AND AFFILIATES (AND THE OTHER RELEASED PARTIES DESCRIBED IN SECTION 7).

Acknowledgments and Waivers Including Express Waiver Under the ADEA

By signing below, Beck certifies and acknowledges as follows:

(a) That Beck has read the terms of this Agreement, and that Beck understands its terms and effects, including the fact that under this Agreement Beck has agreed to RELEASE AND FOREVER DISCHARGE the Releasees from any legal action arising out of or relating to Beck’s employment by the Company or the separation of Beck’s employment, up and through the date of Beck’s execution of this Agreement, including any and all claims relating to age discrimination under the ADEA;

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(b) That Beck has signed this Agreement voluntarily and knowingly in exchange for the Severance Benefits described herein, which Beck acknowledges are adequate and satisfactory to Beck and which Beck acknowledges are in addition to any other benefits to which Beck is otherwise entitled;

(c) That Beck has been and is hereby advised in writing to consult with an attorney prior to signing this Agreement, and that Beck has been given an adequate opportunity to do so;

(d) That under this Agreement Beck does not waive rights or claims that may arise after the date this Agreement is executed;

(e) That the Company has provided Beck with a period of at least twenty-one (21) days within which to consider this Agreement, and that Beck has signed on the date indicated below after concluding that this Agreement is satisfactory to Beck ;

(f) That if Beck chooses to execute this Agreement before the expiration of the twenty-one (21) day period, Beck does so freely, voluntarily and with full knowledge of Beck’s rights; and

(g) That this Agreement may be revoked by Beck within seven (7) calendar days after Beck executes this Agreement, in accordance with Section 14 above, and it shall not become effective until the expiration of such seven- (7) day revocation period.

SIGNATURE PAGE FOLLOWS

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IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement as of the date written below.

BEYOND AIR, INC.

By:	/s/ Steven Lisi	Date: August 20, 2021
Name:	Steven Lisi
Title:	Chief Executive Officer

/s/ Douglas Beck	Date: August 24, 2021
Douglas Beck

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